UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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EPIQ SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

on

JUNE 8, 2005

and

PROXY STATEMENT

501 Kansas Avenue
Kansas City, Kansas 66105

April 28, 2005

Dear Shareholder:

The Annual Meeting of Shareholders of EPIQ Systems, Inc. will be held at 10:00 a.m., local time, on Wednesday, June 8, 2005, at the Fairmont Hotel, 401 Ward Parkway, Kansas City, Missouri 64112. The enclosed notice of the meeting and proxy statement contain detailed information about the business to be transacted at the meeting.

On behalf of the Board of Directors and Management of the Company, I cordially invite you to attend the Annual Meeting of Shareholders.

The prompt return of your Proxy in the enclosed business reply envelope or voting by telephone or via the Internet (as described on the Proxy card) will help ensure that as many shares as possible are represented at the Annual Meeting.

I personally look forward to seeing you at the Annual Meeting.

Sincerely,

EPIQ SYSTEMS, INC.

Tom W. Olofson
Chairman and
Chief Executive Officer

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 8, 2005

TO THE SHAREHOLDERS OF EPIQ SYSTEMS, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of EPIQ Systems, Inc. (the “Company”) will be held at the Fairmont Hotel, 401 Ward Parkway, Kansas City, Missouri 64112 at 10:00 a.m., local time, on Wednesday, June 8, 2005, for the following purposes:

1.                To elect six Directors to the Board of Directors of the Company, each for a term of one year and until their successors are elected and qualified; and

2.                To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on April 12, 2005, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On April 12, 2005, the record date for the Annual Meeting, there were 17,892,233 shares of common stock outstanding. Each outstanding share is entitled to one vote.

The Board of Directors of the Company encourages you to sign, date and promptly mail the Proxy in the enclosed postage prepaid envelope or to vote by telephone or via the Internet (as described on the Proxy card), regardless of whether or not you intend to be present at the Annual Meeting. You are urged, however, to attend the Annual Meeting.

By Order of the Board of Directors

Elizabeth M. Braham, Secretary

Kansas City, Kansas
April 28, 2005

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be held Wednesday, June 8, 2005

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement and the enclosed Proxy card are furnished to the shareholders of EPIQ Systems, Inc., a Missouri corporation, in connection with the solicitation of proxies by the Company for use at the Company’s Annual Meeting of Shareholders, and any adjournments or postponement thereof, to be held at the Fairmont Hotel, 401 Ward Parkway, Kansas City, Missouri at 10:00 a.m., local time, on Wednesday, June 8, 2005. The mailing of this Proxy Statement, the Proxy, the Notice of Annual Meeting and the accompanying 2004 Annual Report to Shareholders is expected to commence on April 28, 2005. All costs of solicitation will be borne by the Company.

You are requested to vote your shares by following the instructions on the Proxy for voting by telephone or via the Internet or by completing, signing and returning the Proxy promptly in the enclosed postage prepaid envelope. Your Proxy may be revoked by written notice of revocation delivered to the Secretary of the Company, by executing and delivering a later dated Proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not constitute a revocation of your Proxy unless you vote in person at the Annual Meeting or deliver an executed and later dated Proxy. Proxies duly executed and received in time for the Annual Meeting will be voted in accordance with the shareholders’ instructions. If no instructions are given, Proxies will be voted as follows:

a.                 to elect Tom W. Olofson, Christopher E. Olofson, W. Bryan Satterlee, Edward M. Connolly, Jr., James A. Byrnes and Joel Pelofsky as directors to serve for one-year terms until the 2006 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

b.                in the discretion of the proxy holder as to any other matter coming before the Annual Meeting.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

Only the holders of record of shares of common stock as of the close of business on April 12, 2005, are entitled to vote on the matters to be presented at the Annual Meeting, either in person or by proxy. At the close of business on April 12, 2005, there were outstanding and entitled to vote a total of 17,892,233 shares of common stock, constituting all of the outstanding voting securities of the Company.

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock as of the record date is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting. Each share of common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote of the shareholders at the Annual Meeting. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting is required to elect the directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of common stock for (i) each director and nominee for election as a director of the Company; (ii) each officer named in the Summary Compensation Table, (iii) all directors and executive officers as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares. Beneficial ownership for directors and officers is shown as of March 18, 2005, and beneficial ownership for other 5% or greater shareholders is shown as of December 31, 2004. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Shares Outstanding(2)
Named Executive Officers and Directors(3)
Tom W. Olofson(4)	3,275,000	17.5%
Christopher E. Olofson	1,365,000	7.2%
W. Bryan Satterlee	57,622	*
Edward M. Connolly, Jr.	28,500	*
James A. Byrnes	12,000	*
Joel Pelofsky	7,700	*
Elizabeth M. Braham	176,000	1.0%
Ron L. Jacobs	253,591	1.4%
Jeffrey B. Baker	40,000	*
All directors and executive officers as a group (9 persons)	5,215,413	25.8%
5% Shareholders(5)
St. Denis J. Villere & Co., LLC(6)	1,461,776	8.2%
210 Baronne Street, Suite 808 New Orleans, LA 70112-1727
Wasatch Advisors, Inc.	1,315,535	7.4%
150 Social Hall Avenue Salt Lake City, UT 84111
Ashford Capital Management, Inc.	999,125	5.6%
3801 Kennett Pike, Suite B 107 Wilmington, DE 19807
Waddell & Reed Investment Management Company	894,652	5.0%
6300 Lamar Avenue Overland Park, KS 66202

*                    Less than one percent

(1)          Includes shares of common stock issuable upon the exercise of options that as of March 18, 2005, are currently exercisable or exercisable within 60 days thereof.

(2)          Computed for each executive officer and director, and for executive officers and directors as a group on the basis of shares of common stock outstanding as of March 18, 2005 plus the options currently exercisable or exercisable within 60 days therof, and computed for the other 5% shareholders on the basis of the shares outstanding as of December 31, 2004.

(3)          The address of all the named individuals is c/o EPIQ Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105.

(4)          Includes 50,000 shares owned by Mr. Olofson’s spouse, Jeanne H. Olofson, as to which Mr. Olofson disclaims beneficial ownership and 105,000 shares owned by the Tom W. and Jeanne H. Olofson Foundation, as to which shares Mr. Olofson shares beneficial ownership. Excludes 179,000 shares and options owned by Scott W. Olofson, Mr. Olofson’s son, as to which shares and options Mr. Olofson disclaims beneficial ownership.

(5)          Excludes 5% shareholders listed above as executive officers or directors and excludes other shareholders who, to the knowledge of the Company, subsequent to December 31, 2004, reduced their ownership position to substantially less than 5% ownership. Beneficial ownership of common stock is based solely on Schedule 13G filings with the Securities and Exchange Commission.

(6)          Has shared voting and dispositive power for a portion of the shares beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company is required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the Securities and Exchange Commission required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to ownership and changes in ownership of the Company’s common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of directors and officers of the Company, the Company is not aware of any director, officer or 10% or greater beneficial owner of common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2004.

ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect six directors to hold office for one-year terms until the Company’s 2006 Annual Meeting of Shareholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the Annual Meeting to serve as directors and that the persons named in the Proxy will vote for their election. All nominees listed below are currently members of the Board of Directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the Proxies will be voted for the person, if any, designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve.

The nominees for directors of the Company, as well as certain information about them, are as follows:

Name	Age	Position
Tom W. Olofson	63	Chairman, Chief Executive Officer and Director
Christopher E. Olofson	35	President, Chief Operating Officer and Director
W. Bryan Satterlee	70	Director
Edward M. Connolly, Jr.	62	Director
James A. Byrnes	58	Director
Joel Pelofsky	67	Director

Tom W. Olofson led a private investor group that acquired the Company in July 1988, and has served as Chief Executive Officer and Chairman of the Board since that time. Mr. Olofson has held various management positions with Xerox Corporation and was a Senior Vice President and member of the Office of the President of Marion Laboratories, Inc. Mr. Olofson has also served as a director of and advisor to various private companies in which he has been an investor. He earned a BBA from the University of Pittsburgh, and is currently a member of the Board of Visitors of the Katz Graduate School of Business at the University of Pittsburgh. He is the father of Christopher E. Olofson.

Christopher E. Olofson has served as President of the Company since 1998 and as Chief Operating Officer of the Company since 1996. Mr. Olofson has also served as a member of the Board of Directors of the Company since 1995. Prior to being named Chief Operating Officer, Mr. Olofson served the Company in a variety of executive positions since 1993, and worked part-time for the Company from 1988 to 1993. He earned an AB degree from Princeton University, summa cum laude. He is the son of Tom W. Olofson.

W. Bryan Satterlee was elected to the Company’s Board of Directors in 1997. Mr. Satterlee has been a partner since 1989 in NorthEast Ventures, a consulting firm that specializes in business development services and financial evaluations of technology-based venture companies. Mr. Satterlee’s background includes ten years of management experience with IBM, as well as having been a founder of a computer leasing/software business, a telecommunications company and a venture investment services business. He earned a BS degree from Lafayette College.

Edward M. Connolly, Jr. was elected to the Company’s Board of Directors in 2001. Mr. Connolly is a retired executive from Aventis Pharmaceuticals, where he served as President of the Aventis Pharmaceuticals Foundation and Vice President of Community Affairs. Prior to that, he held various executive human resources positions at Hoechst Marion Roussel, Marion Merrell Dow, and Marion Laboratories, predecessor companies to Aventis. He holds a BA degree in psychology from Bellarmine University.

James A. Byrnes was elected to the Company’s Board of Directors in January 2003. He served as Vice President of International Marketing for Hoechst Marion Roussel, Inc. until his retirement in 1996. Prior to that, he was Vice President of Global Commercial Development for Marion Merrell Dow. Prior to these positions, he held several executive sales and marketing positions at Marion Merrell Dow and Marion Laboratories, predecessor companies to Hoechst Marion Roussel. Mr. Byrnes holds a BS degree in general science from Gannon University and an MBA degree from Rockhurst College.

Joel Pelofsky joined the Company’s Board of Directors in July 2004. Mr. Pelofsky is currently Of Counsel with Spencer Fane Britt & Browne LLP. Prior to that, he served as United States Trustee for Missouri, Arkansas and Nebraska from March 1995 through May 2003. From January 1986 through March 1995, Mr. Pelofsky was a partner and chairman of the bankruptcy department of Shugart Thomson & Kilroy. From May 1980 through December 1985, Mr. Pelofsky was a United States Bankruptcy Judge in the United States Bankruptcy Court for the Western District of Missouri. Mr. Pelofsky holds a BA degree from Harvard College and a LLB degree from Harvard Law School.

The Board of Directors recommends a vote FOR
the election of the nominees for director named above.

OTHER BOARD INFORMATION

Board and Committee Meetings

During 2004, the Board of Directors met nine times. Each director attended all meetings of the Board of Directors in 2004. The Company anticipates that all directors will attend the Annual Meeting of Shareholders, and all directors attended the 2004 Annual Meeting of Shareholders. The Board of Directors has established an Audit Committee, a Nominating Committee and a Compensation Committee. In 2004, each director attended all meetings of the Board committees on which he served. The Board of Directors has determined that all members of the Audit, Nominating and Compensation Committees are “independent directors” as defined in Nasdaq Rule 4200(a)(15), and all directors who served on those committees in 2004 were independent throughout 2004. Additionally, the Audit Committee was established in accordance with all applicable rules of the Securities and Exchange Commission.

Director Compensation

In 2004, the Company paid its non-employee directors a fee of $10,000 per quarter. In 2005, the Company will pay its non-employee directors a fee of $11,250 per quarter. The Company also reimburses non-employee directors for out-of-pocket expenses incurred in attending Board and committee meetings. In 2004, the Company’s policy was to grant each of its non-employee directors 7,500 options upon joining the Board and 5,000 options annually for service as a director. In accordance with this policy, Mr. Pelofsky received an option to acquire 7,500 shares of common stock upon joining the Board in July 2004, and during 2004, Messers. Byrnes, Satterlee and Connolly each received an option to acquire 5,000 shares of common stock for their continuing service as directors. The current policy of the Company is to grant each of its non-employee directors 10,000 options upon joining the Board and 7,500 options annually for service as a director. All director options are exercisable for 10 years from the date of grant and were granted at an option exercise price equal to fair market value of the common stock on the date of grant.

On February 14, 2005, the Compensation Committee approved acceleration of the vesting of certain unvested options for employees, including an executive officer, and for all non-employee directors. As a result, all options granted to the non-employee directors prior to February 14, 2005, which options were originally scheduled to vest 20% per year over five years, will become fully vested on or before June 30, 2005.

Audit Committee

The Audit Committee consists of W. Bryan Satterlee, Chairman, Edward M. Connolly, James A. Byrnes and Joel Pelofsky. Each member of the Audit Committee is independent as discussed above. The Board of Directors has determined that Mr. Satterlee qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The function of the Audit Committee is set forth below under “Audit Committee Report.”  The Audit Committee met seven times in 2004.

Audit and Other Service Fees

Deloitte & Touche LLP has audited the financial statements of the Company for 2003 and 2004, and the Audit Committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2005. A representative of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires and will be available to respond to questions.

The following table sets forth the aggregate fees billed to the Company for fiscal years ended December 31, 2004, and 2003 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”):

	2004	2003
Audit fees(1)	$569,564	$97,040
Audit-related fees(2)	146,715	155,843
Total audit and audit-related fees	716,279	252,883
Tax fees(3)	227,840	81,983
All other fees(4)	20,000	7,090
Total	$964,119	$341,956

(1)          Includes services rendered for the audit of the Company’s internal controls over financial reporting related to compliance with Sarbanes-Oxley 404, audit of the Company’s annual financial statements, work on SEC registration statements, filings and consents, and review of financial statements included in quarterly reports on Form 10-Q.

(2)          Includes services related to debt offering, services related to Sarbanes-Oxley 404 readiness, acquisition-related services and employee benefit plan audits.

(3)          Includes tax return preparation and other tax planning and consultation.

(4)          Consists of services other than the services described above under “Audit Fees,” “Audit Related Fees” and “Tax Fees,” primarily related to a tax study.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm auditor’s independence. Additionally, the Audit Committee approved of all non-audit services performed by Deloitte & Touche in 2004 in accordance with the Pre-Approval Policy of the Audit Committee described below.

In 2003, the Audit Committee adopted a policy (the “Pre-Approval Policy”) under which audit and non-audit services to be rendered by the Company’s independent registered public accountants are pre-approved by the Audit Committee. Pursuant to the Pre-Approval Policy, the Audit Committee pre-approves audit and non-audit services to be provided by the independent registered public accountants, at specified dollar levels, which dollar levels are reviewed by the Committee periodically, and no less often than annually. Additionally, the Audit Committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. The services performed by the Company’s independent registered public accountants in 2004 were all within the pre-approval limits adopted by the Audit Committee. The Pre-Approval Policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the Company’s independent registered public accounting firm in any circumstance. The Pre-Approval Policy also includes an exception from the pre-approval requirement for certain de minimus non-audit engagements that are not otherwise prohibited by the Policy. Engagements in reliance upon that de minimus exception must be promptly brought to the attention of Audit Committee and approved by the Audit Committee or one or more designated representatives. No services were provided by Deloitte & Touche in 2004 in reliance upon this de minimus exception.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls. The Audit Committee acts under a written charter that was first adopted by the Board of Directors in 2000. The charter was substantially revised in 2003 in order to conform to numerous regulatory initiatives of the SEC. The Audit Committee Charter can be found on the Company’s corporate website, www.epiqsystems.com.

In connection with the consolidated financial statements for the fiscal year ended December 31, 2004, the Audit Committee has:

•       reviewed and discussed the audited financial statements with management and with representatives of Deloitte & Touche LLP, independent registered public accountants;

•       discussed with the independent registered public accountants the matters required to be discussed by Statement On Auditing Standards No. 61 (Communications with Audit Committees); and

•       received from the independent registered public accountants the written disclosures and letter regarding Deloitte & Touche LLP’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of Deloitte & Touche LLP with representatives of the independent registered public accountant.

Based on these actions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

W. Bryan Satterlee, Chairman Edward M. Connolly, Jr. James A. Byrnes Joel Pelofsky Audit Committee of the Board of Directors

Nominating Committee

The Nominating Committee consists of Edward M. Connolly, Jr., Chairman, W. Bryan Satterlee, James A. Byrnes and Joel Pelofsky. Each member of the Nominating Committee is independent as discussed above. The Nominating Committee was established by the Board of Directors in March 2004, and adopted a Nominating Committee Charter at that time. The Nominating Committee met two times in 2004. The Nominating Committee Charter can be found on the Company’s corporate website, www.epiqsystems.com. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders.

The Nominating Committee will meet at least once annually to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Potential candidates will be evaluated according to the qualification criteria as set forth in the Nominating Committee Charter, which include:

•       High personal and professional ethics, integrity, practical wisdom and mature judgment;

•       Board training and experience in business, government, education or technology;

•       Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•       Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•       Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•       Willingness to represent the best interests of all shareholders and objectively appraise management’s performance; and

•       Board diversity and other relevant factors as the Board may determine.

The six nominees for election at the 2005 Annual Meeting of Shareholders were nominated by the Board at the recommendation of the Nominating Committee. All nominees are currently serving as directors of the Company. The Board of Directors was expanded from five to six members in 2004, and Mr. Pelofsky was named by the Board of Directors to the newly created sixth position on the Board. Mr. Pelofsky was approved by the Nominating Committee after review of the foregoing criteria.

The Nominating Committee will consider nominees recommended by shareholders for the 2006 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, no later than January 15, 2006, to the Corporate Secretary, EPIQ Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105-1309. Each submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the Nominating Committee.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating Committee evaluates a nominee for director recommended by a shareholder.

Compensation Committee

The Compensation Committee consists of Edward M. Connolly, Jr., Chairman, W. Bryan Satterlee James A. Byrnes, and Joel Pelofsky. Each member of the Compensation Committee is independent as discussed above. The Compensation Committee met five times in 2004. The Compensation Committee is responsible for establishing compensation, including the adjustment of base salary, bonus and other incentive compensation programs for the Company’s Chairman of the Board/Chief Executive Officer (“CEO”) and President/Chief Operating Officer (“President”) and will authorize all awards to those individuals under those programs. The CEO is authorized to set the compensation and bonuses of the other executive officers and officers of the Company. The CEO will report to and confer with the Compensation Committee regarding the salary and bonus levels for those other officers. The Compensation Committee is responsible for the approval of all compensation, bonus and incentive compensation programs for any employee of the Company who is a member of the immediate family (as defined in SEC Rule 16a-1(e)) of either the CEO or the President. In accordance with this policy, the Compensation Committee also reviews and approves the salary, bonus and option grants for Scott W. Olofson, who is an employee of the Company and the son of the CEO and the brother of the President of the Company.

The Compensation Committee regularly evaluates the performance of the CEO and the President. The Compensation Committee also determines the fees and other forms of compensation paid to members of the Board of Directors for board and committee service. The Compensation Committee is designated as the Stock Option Plan Committee under the Company’s stock option plans. As the Stock Option Plan Committee, the Compensation Committee determines (i) the times when options will be granted, (ii) the number of shares of Common Stock of the Company to be subject to each option granted to directors, officers and other employees of the Company, and (iii) the option exercise price for each option granted under the plan. The Compensation Committee will exercise all other rights granted to the Stock Option Plan Committee or the Board of Directors under the Company’s stock option plans. The Report of the Compensation Committee begins on page 12.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and other compensation paid in 2004, 2003 and 2002 to the Company’s Chief Executive Officer and the Company’s top four most highly compensated executive officers in 2004 (the “Named Executive Officers”). Scott W. Olofson, the son of Tom W. Olofson and the brother of Christopher E. Olofson, is the Company’s Vice-President, General Counsel. In 2004, Scott Olofson received salary and bonus of $242,500 and options to acquire 20,000 shares of common stock at an option exercise price equal to fair market value on the dates of the option grants. The Compensation Committee approves all salary, bonus and option grants for Scott W. Olofson.

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options/SARs (#)	All Other Compensation(2)
Tom W. Olofson	2004	$650,000	$562,500	$103,912	125,000	$11,907
Chairman/CEO	2003	516,667	545,000	81,423	125,000	18,570
	2002	300,000	100,000	53,645	300,000	25,991
Christopher E. Olofson	2004	$650,000	$562,500	$—	125,000	$10,107
President/COO	2003	516,667	545,000	—	200,000	9,582
	2002	300,000	100,000	—	200,000	9,744
Elizabeth M. Braham(3)	2004	$325,000	$250,000	$—	75,000	$9,794
Senior Vice President/CFO/	2003	245,833	175,000	—	70,000	9,232
Secretary	2002	68,333	25,000	—	30,000	176
Ron L. Jacobs(4)	2004	$500,000	$180,000	$—	50,000	$9,807
President—Bankruptcy Services	2003	458,333	279,000	—	110,000	7,387
Jeffrey B. Baker(5)	2004	$276,923	$—	$—	200,000	$13,404
CEO—Poorman-Douglas Corp.

(1)          Includes for Tom W. Olofson $89,367 in 2004, $74,173 in 2003 and $50,207 in 2002 for payment of annual life insurance premiums on policies owned by Tom W. Olofson and also includes reimbursements for tax and financial planning services. The value of perquisites provided to the other Named Executive Officers did not exceed the lesser of $50,000 or 10% of their respective annual salary and bonus during any year presented above.

(2)          The amounts shown for 2004 include premium payments for group term life insurance policies, which have been imputed to the Named Executive Officer’s income without a tax reimbursement payment and contributions made by the Company under its qualified 401(k) defined contribution plan.

Name	Payments for Group Life Insurance Premiums	Matching 401(k) Contribution
Tom W. Olofson	$2,307	$9,600
Christopher E. Olofson	2,307	7,800
Elizabeth M. Braham	2,307	7,487
Ron L. Jacobs	2,307	7,500
Jeffrey B. Baker	911	12,493

(3)          Ms. Braham joined the Company in July 2002.

(4)          Mr. Jacobs joined the Company in January 2003 as a result of the Company’s acquisition of Bankruptcy Services LLC.

(5)          Mr. Baker joined the Company in January 2004 as a result of the Company’s acquisition of Poorman-Douglas Corporation.

Stock Options

The following table sets forth information concerning stock option grants made to the Named Executive Officers in the year ended December 31, 2004. Options granted to the Named Executive Officers are for 10-year terms and were all granted at an option exercise price equal to fair market value of the common stock on the date of grant. When granted, the options were scheduled to vest at the rate of 20% per year over five years beginning one year after the date of grant, other than the options to Tom W. Olofson and Christopher E. Olofson, which vested 90 days after the date of grant. In January 2004, the Company granted Mr. Baker an option to acquire 200,000 shares of common stock as an inducement to Mr. Baker to enter into a new employment agreement with Poorman-Douglas effective as of the date the Company completed that acquisition.

On February 14, 2005, the Compensation Committee approved accelerating the vesting of all unvested options for all employees, including an executive officer, and for all non-employee directors, meeting the criteria established by the Compensation Committee. As a result, all options granted to Ms. Braham prior to February 14, 2005, which options were originally scheduled to vest 20% per year over five years, will become fully vested on or before June 30, 2005.

Option Grants in the Year Ended December 31, 2004

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options			Annual Rates of Stock Price
	Underlying	Granted to			Appreciation for
	Options	Employees in	Exercise Price	Expiration	Option Term
Name	Granted (#)	Fiscal Year	($/sh)	Date	5% ($)	10% ($)
Tom W. Olofson	125,000	9.3%	$14.95	8/18/14	$1,175,247	$2,978,306
Christopher E. Olofson	125,000	9.3	14.95	8/18/14	$1,175,247	$2,978,306
Elizabeth M. Braham	75,000	5.6	14.95	8/18/14	$705,148	$1,786,984
Ron L. Jacobs	50,000	3.7	14.01	5/11/14	$440,541	$1,116,417
Jeffrey B. Baker	200,000	14.8	18.20	1/30/14	$2,289,176	$5,801,223

The following table sets forth information concerning stock options exercised by the Named Executive Officers during the year ended December 31, 2004, and the number of shares and the value of options outstanding as of December 31, 2004, for each Named Executive Officer. All of the information set forth below relates to the grant of stock options under either the Company’s 1995 Stock Option Plan or the Company’s 2004 Equity Incentive Plan, except for 200,000 stock options granted to Mr. Baker under a separate inducement stock option in 2004 and 100,000 stock options granted to Mr. Jacobs under a separate inducement stock option in 2003.

Aggregate Option Exercises and
Option Values as of December 31, 2004

			Number of Securities		Value of Unexercised
			Underlying		In-The-Money
	Shares		Unexercised Options at		Options at
	Acquired on	Value	12/31/04 (#)		12/31/04 ($)(1)
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Tom W. Olofson	—	—	550,000	—	$—	$—
Christopher E. Olofson	—	—	937,500	—	3,590,475	—
Elizabeth M. Braham	—	—	22,000	153,000	120	180
Ron L. Jacobs	—	—	22,000	118,000	—	31,500
Jeffrey B. Baker	—	—	—	200,000	—	—

(1)          Based on the closing sales price of the common stock on the Nasdaq National Market of $14.64 per share on December 31, 2004, less the option exercise price.

Compensation Committee Report

The Compensation Committee of the Board of Directors was formed in June 2002 and consists of four independent members of the Board of Directors. The Compensation Committee is responsible for approving the compensation of the Chief Executive Officer, the President and the members of the Board of Directors. See “Other Board Information—Compensation Committee” above for a further description of the functions of the Compensation Committee. The Compensation Committee also serves as the stock option committee under the Company’s stock option plan, and as such, approves all stock option grants to directors, officers and all other employees of the Company.

In setting base salary and awarding bonuses and stock option grants, the Compensation Committee considers the overall performance of the Chief Executive Officer and the President, the overall financial performance of the Company, increases in shareholder value and the efforts of the Chief Executive Officer and the President in the execution of the long-term strategic plan for the Company. The Compensation Committee also considers the willingness of the Chief Executive Officer and the President to consider, but not complete, strategic initiatives that are evaluated by management. The Compensation Committee believes that it is critical to the long-term success of the Company and its shareholders that senior management have equal incentive to complete attractive acquisitions and to abandon undesirable acquisition opportunities. The Compensation Committee has determined base compensation for the Chief Executive Officer and the President based on knowledge of executive compensation levels at other comparable publicly traded companies. Bonuses paid to the Chief Executive Officer and the President have traditionally been based on a combination of the financial performance of the Company and the efforts of those executives in identifying, evaluating and completing strategic acquisitions. In 2004, the bonuses for the Chief Executive Officer and the President were based entirely on the efforts of those executives in identifying, evaluating and completing strategic acquisitions.

In 2004, the Compensation Committee supplemented the cash compensation of the Chief Executive Officer and the President with stock option grants. The Compensation Committee approved option grants to the Chief Executive Officer and the President in 2004 in view of (1) the financial performance of the Company in 2004, (2) the efforts of those executives in identifying, evaluating and completing strategic acquisitions during the year, and (3) execution of business plan and long-term strategies.

Edward M. Connolly, Jr., Chairman
James A. Byrnes
W. Bryan Satterlee
Joel Pelofsky

Compensation Committee of the Board of Directors

Compensation Committee Interlocks and Insider Participation

The Company does not have any Compensation Committee interlocks or insider participation in compensation decisions required to be disclosed by the proxy rules.

Performance Graph

The following graphs show the total shareholder return of an investment of $100 in cash for (i) the Company’s common stock, (ii) the Nasdaq Stock Market Computer and Data Processing Services Index (the “Nasdaq Computer Index”), and (iii) the Standard & Poor’s 500 Index (the “S&P 500 Index”) for the Company’s last five fiscal years (December 31, 1999 through December 31, 2004) and for the period beginning on the date of the Company’s initial public offering through the end of the last fiscal year (February 4, 1997 through December 31, 2004). All values assume reinvestment of the full amount of any dividends. The Nasdaq Computer Index and the S&P 500 Index are calculated by Standard & Poor’s Institutional Market Services.

The five-year graph assumes that $100.00 was invested in the Company’s common stock on December 31, 1999, at the price of $6.67 per share, the closing sales price on that date (after giving effect to the stock splits effected as stock dividends paid by the Company on February 23, 2001 and November 30, 2001). The second graph assumes that $100.00 was invested in the Company’s common stock on February 4, 1997, the date of the Company’s initial public offering, at the price of $1.39 per share, the closing sales price on that date (after giving effect to the stock splits and stock dividends paid by the Company). The closing sales prices were used for each index on December 31, 1999 or February 4, 1997, as applicable, and all dividends were reinvested. No cash dividends have been declared on the Company’s common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

Five-Year Performance Graph

Performance Graph Since Initial Public Offering

EXECUTIVE OFFICERS

Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. Certain biographical information about the executive officers of the Company follows:

Name	Age	Position
Tom W. Olofson*	63	Chairman, Chief Executive Officer and Director
Christopher E. Olofson*	35	President, Chief Operating Officer and Director
Elizabeth M. Braham	46	Senior Vice President, Chief Financial Officer and Corporate Secretary
Ron L. Jacobs	48	President—Bankruptcy Services LLC
Jeffrey B. Baker	51	Chief Executive Officer—Poorman-Douglas Corporation

*                    Information is provided under the heading “Election of Directors” above for Tom W. Olofson and Christopher E. Olofson. Information relating to the Company’s other executive officers with respect to their principal occupations and positions during the past five years is as follows:

Elizabeth M .Braham joined EPIQ Systems in July 2002 and serves as Senior Vice President, Chief Financial Officer and Corporate Secretary. Prior to joining the Company, Ms. Braham was Assistant Vice President of Planning and Analysis for H&R Block, Inc. from March 2001 to July 2002. Prior to that, she was employed by Aventis Pharmaceuticals, Inc. and the predecessor companies of Hoechst Marion Roussel, Marion Merrell Dow and Marion Laboratories for over 13 years, where she last served as Vice President of North America Integration. Ms. Braham earned a BBA degree in accounting and marketing from Washburn University and an MBA degree from the University of Kansas.

Ron L. Jacobs joined the Company in January 2003, upon the Company’s acquisition of BSI. He is President of Bankruptcy Services LLC (“BSI”), and has served in this capacity since BSI’s inception in 1994. Prior to joining BSI, Mr. Jacobs served as First Vice President of Integrated Resources, Inc. He is an attorney and received a BA degree from Union College and a JD degree from Brooklyn Law School.

Jeffrey B. Baker joined the Company in January 2004 as Chief Executive Officer of Poorman-Douglas Corporation (“Poorman-Douglas”) upon the Company’s acquisition of Poorman-Douglas. Mr. Baker has served Poorman-Douglas in a variety of marketing and managerial positions since 1977 and was named President of Poorman-Douglas in 1991 and Chief Executive Officer in 2001. Mr. Baker earned a BA in business from Washington State University and an MBA from the University of Washington.

Employment Agreements

In connection with the purchase of membership interests in Bankruptcy Services LLC on January 31, 2003, the Company and BSI entered into an employment agreement with Ron L. Jacobs. In connection with the Company’s acquisition of Poorman-Douglas, on January 30, 2004, the Company and Poorman-Douglas entered into an employment agreement with Jeffrey B. Baker.

Ron L. Jacobs—On January 31, 2003, the Company and BSI entered into an employment agreement with Ron L. Jacobs, pursuant to which Mr. Jacobs serves as President of BSI, a wholly-owned indirect subsidiary of the Company. The initial term of the employment agreement is five years and can be extended by written agreement of Mr. Jacobs and BSI.

Mr. Jacob’s annual base salary is $500,000. Mr. Jacobs is also eligible to receive a bonus each year up to a maximum of $279,000 based on BSI’s profitability (as defined in the employment agreement), although such bonus will only be payable if Mr. Jacobs is an employee of BSI on December 31 of the year in which the bonus is earned. Pursuant to Mr. Jacob’s employment agreement, Mr. Jacobs was granted a 10-year nonqualifed option to purchase 100,000 shares of common stock at an exercise price of $17.10 per share. The stock option was 20% vested on January 31, 2003, the grant date thereof, and continues to vest

20% per year on each anniversary of the grant date until fully vested on January 31, 2007. The stock option was granted to induce Mr. Jacobs to continue as an executive of BSI after it was acquired by the Company.

If Mr. Jacobs’ employment is terminated without cause or Mr. Jacobs resigns for good reason (as defined in the employment agreement), Mr. Jacobs will continue to be paid his base salary in periodic installments for the remainder of the initial term of the employment agreement without an obligation to mitigate. If Mr. Jacobs’ employment is terminated as a result of his death or disability, Mr. Jacobs will receive any accrued but unpaid base salary and benefits for his service prior to death or disability. If Mr. Jacobs voluntarily terminates his employment with BSI, other than for death, disability or good reason (as defined in the employment agreement), or is terminated by BSI for cause (as defined in the employment agreement), before January 31, 2008, Mr. Jacobs, and the other three individuals who sold BSI membership interests to the Company will forfeit their respective portions of the contingent purchase price for the BSI interests. The amount subject to forfeiture by all four former BSI owners, which decreases annually, is $2.9 million if the termination occurs prior to January 31, 2006. The employment agreement also includes a covenant not to compete or solicit customers of BSI or personnel of the Company or BSI and a covenant not to disclose confidential information regarding BSI.

Jeffrey B. Baker—On January 30, 2004, Poorman-Douglas entered into an Employment and Non-Competition Agreement with Jeffrey B. Baker, pursuant to which Mr. Baker serves as Chief Executive Officer of Poorman-Douglas. The term of the employment agreement expires on January 30, 2008.

Mr. Baker’s annual base salary under the employment agreement is $300,000. Mr. Baker is eligible to participate in a Company bonus program. Mr. Baker’s benefits include the payment of dues to certain clubs, supplemental life insurance and participation in the Company’s executive car allowance program. As an inducement to enter into the employment agreement, the Company granted a nonqualified stock option to Mr. Baker to acquire 200,000 shares of the Company’s common stock at an exercise price of $18.20 per share, which was the fair market value of the common stock on the date of grant. The option is a 10-year option and vests 20% per year on the first five anniversaries of the grant date until fully vested.

If Mr. Baker’s employment is terminated without cause or Mr. Baker resigns for good reason (each as defined in the employment agreement), or the agreement is terminated by Mr. Baker’s death, Mr. Baker will continue to be paid his base salary in regular installments for the term of the agreement. If Mr. Baker’s employment terminates as a result of his disability (as defined in the employment agreement), Mr. Baker will continue to receive, in regular installments, an amount equal to the amount (if any) that his base salary exceeds any disability insurance proceeds received. In addition, for the year in which Mr. Baker’s employment is terminated for any of the foregoing reasons, Mr. Baker will receive in accordance with the Company’s then standard payroll practice, a pro rated portion of any bonus he would have been eligible to receive had his employment not been terminated. If Mr. Baker’s employment is terminated for any other reason, Mr. Baker will be entitled to receive only his base salary through the date of termination.

The employment agreement contains a covenant not to compete or solicit employees or customers of the Company, Poorman-Douglas or any other subsidiary of the Company. The covenant continues until the later of January 30, 2009, or two years after termination of employment. The employment agreement also incorporates an on-going covenant not to disclose confidential information of the Company, Poorman-Douglas or any other subsidiary of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the Company’s knowledge, there were no relationships or related transactions in 2004 required to be disclosed by the proxy rules that are not otherwise described in this Proxy Statement.

CORPORATE GOVERNANCE

The Company maintains a corporate website, www.epiqsystems.com. The following corporate policies of the Company and its Board of Directors are available on the Company’s website by selecting “SEC Filings and Corporate Governance” under the heading “Investor Relations:”

•       Code of Business Conduct and Ethics

•       Audit Committee Charter

•       Nominating Committee Charter

The Company’s Code of Business Conduct and Ethics applies to all officers, directors and associates of the Company, and specifically the Chief Executive Officer, President and Chief Financial Officer of the Company.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders wishing to communicate with the members of the Board of Directors may send correspondence to the Board of Directors, c/o Corporate Secretary, 501 Kansas Avenue, Kansas City, Kansas 66105. It is the Company’s intention, unless the volume of communications is prohibitive, to forward all non-frivolous correspondence to the Board of Directors or the appropriate member thereof.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in 2006 must be received by the Secretary of the Company, at EPIQ Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105-1309, no later than January 15, 2006, to be eligible for inclusion in the Company’s Proxy Statement and Proxy related to that meeting. Additionally, if properly requested, a shareholder may submit a proposal for consideration at the 2006 Annual Meeting of Shareholders, but not for inclusion in the Company’s Proxy Statement and Proxy for the 2006 Annual Meeting. Under the Company’s Amended and Restated Bylaws, for business to be properly requested to come before an annual meeting of shareholders, the Secretary of the Company must receive notice of the request from a shareholder of record entitled to vote of the matter raised at least 60 days before the anniversary of the prior year’s annual meeting. Notice of matters proposed to be brought before the 2006 Annual Meeting of Shareholders are due on or before April 9, 2006. A copy of the Company’s Bylaws may be obtained from the Secretary of the Company at the address on the first page of this Proxy Statement.

ANNUAL REPORT

The 2004 Annual Report to Shareholders of the Company, including financial statements for the year ended December 31, 2004, and the Company’s Annual Report on Form 10-K is enclosed with this Proxy Statement.

OTHER MATTERS

The Board of Directors is not aware of any matter that will be presented for action at the Annual Meeting other than the matters set forth herein. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Tom W. Olofson
Chairman and Chief Executive Officer

April 28, 2005

EPIQ SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 8, 2005

10:00 a.m.

Fairmont Hotel

401 Ward Parkway

Kansas City, Missouri 64112

EPIQ Systems, Inc.	Proxy
501 Kansas Avenue, Kansas City, Kansas 66105

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 8, 2005.

The undersigned hereby appoints Tom W. Olofson and Christopher E. Olofson, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of EPIQ Systems, Inc. of record in the name of the undersigned at the close of business on April 12, 2005, at the Annual Meeting of Shareholders of EPIQ Systems, Inc. to be held on June 8, 2005, or at any adjournment or adjournments, hereby revoking all former proxies.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

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•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 7, 2005.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/epiq/ — QUICK *** EASY *** IMMEDIATE

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•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to EPIQ Systems, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of directors:	01 02 03	Tom W. Olofson Christopher E. Olofson W. Bryan Satterlee	04 05 06	Edward M. Connolly, Jr. James A. Byrnes Joel Pelofsky	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.